Exhibit 99.1

PaxMedica Appoints Specialty Pharma Industry Leader Charles J. Casamento to Its Board of Directors

October 03, 2022 08:00 ET | Source: PaxMedica, Inc.

Founder of several public life sciences companies including Questcor, Osteologix and Indevus, Casamento will serve as an Independent Director

TARRYTOWN, NY, Oct. 03, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire – PaxMedica, Inc. (Nasdaq: PXMD), a clinical-stage biopharmaceutical company focused on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms such as autism spectrum disease (“ASD”), today announced the appointment of Charles (Chuck) J. Casamento to the company’s Board of Directors. Mr. Casamento’s appointment was effective as of October 1, 2022.

“We are honored and excited to welcome Chuck to the Board of PaxMedica, where he will also serve as the Chair of our Audit Committee,” said Howard Weisman, CEO of PaxMedica. “His deep experience building pharmaceutical companies during his extensive career and as an independent director at several public companies will serve us well as we advance PaxMedica through this important growth stage as a pre-commercial neuroscience company.”

Mr. Casamento added, “I look forward to contributing to the success of PaxMedica, which is developing a potential treatment for autism that affects so many children and young adults. My interest in joining the Board was sparked by the team’s focus and its relentless pursuit to advance treatments for this disorder in particular, which are desperately needed by so many families.”

Mr. Casamento is an accomplished healthcare industry veteran with over 40 years of extensive experience in marketing, business development and executive management in pharmaceutical, biotechnology and medical products companies. Mr. Casamento has served as the Executive Director and a Principal of the Sage Group, a health care advisory firm specializing in business development transactions, since 2007. Prior to that, Mr. Casamento founded and served as the Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company, from May 1993 through July 2004.  He also co-founded Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.), a specialty healthcare solutions company, in March 1989 and most recently served as President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company, from October 2004 through April 2007. Earlier in his career, he held senior positions at Genzyme Corporation, where he served as Senior Vice President and General Manager for Pharmaceuticals from January 1986 through March 1989; American Hospital Supply Corporation, where he served as Vice President of Business Development for the Critical Care Division from January 1983 through July 1985; Johnson & Johnson, where he served as Director of New Medical Products and Acquisitions from September 1979 through January 1983; F. Hoffmann-La Roche AG (Roche), where he served as Product Development Director from May 1977 through August 1979; and Sandoz International GmbH (Sandoz), where he served in various marketing, finance and business development positions from February 1970 through May 1977.

Mr. Casamento currently serves on the boards of directors of Eton Pharmaceuticals, Inc., First Wave Biopharma, Inc., and Relmada Therapeutics, Inc., where he is the chairman of the board of directors. At various times during his career he has served on the Boards of Directors of fourteen public companies. He was a director and the vice chairman of the Catholic Medical Mission Board, a large not for profit international healthcare organization. Mr. Casamento received an M.B.A. from Iona College and a B.S. from Fordham University’s College of Pharmacy.  From 1969 through 1993, Mr. Casamento was licensed to practice pharmacy in New York and New Jersey.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of APTs for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including ASD, to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). One of PaxMedica’s primary points of focus is the development and testing of its lead compound, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome, a clinical diagnosis in individuals who have been previously infected with COVID-19. For more information, please visit: www.paxmedica.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement, most recent quarterly report and other filings with the U.S. Securities and Exchange Commission.

Contacts:
ir@paxmedica.com

Stephanie Prince
PCG Advisory
sprince@pcgadvisory.com
(646) 863-6341